Exhibit 5.2
CONNER & WINTERS
Attorneys and Counselors at Law
4000 One Williams Center
Tulsa, Oklahoma 74172
918.586.5711 Phone
918.586.8982 Fax
www.cwlaw.com
June 21, 2010
Parker Drilling Company
5 Greenway Plaza, Suite 100
Houston, Texas 77046
Ladies and Gentlemen:
     We have acted as Oklahoma counsel to Parker Drilling Company, a Delaware corporation (the “Company”), and advised the Company in connection with the Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”) by the Company and the additional registrants named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange an aggregate principal amount of up to $300,000,000 of the Company’s 9 1/8% Senior Notes due 2018 (the “Exchange Notes”), which are being registered under the Securities Act, for an equal principal amount of the Company’s outstanding 9 1/8% Senior Notes due 2018 (the “Original Notes”).
     The Original Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of March 22, 2010 (the “Indenture”), between the Company, the subsidiary guarantors named therein (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee. The Exchange Notes will be unconditionally and irrevocably guaranteed (the “Guarantees”) as to payment of principal, premium, if any, and interest by each of the Guarantors pursuant to the Indenture.
     In connection with the opinion set forth below, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the articles or certificate of incorporation, articles of organization or certificate of limited partnership, as the case may be, and the bylaws, operating agreement or limited partnership agreement, as the case may be, and other constituent documents of each of the Guarantors listed on Schedule I hereto (the “Oklahoma Guarantors”), each as amended and in effect on the date hereof; and (vi) certain resolutions adopted by the Board of Directors or other governing body of each of the Oklahoma Guarantors (or of its manager or general partner). We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters

June 21, 2010

on information obtained from public officials, officers of the Oklahoma Guarantors and other sources believed by us to be responsible. In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as electronic copies, telecopies, photocopies or conformed copies, and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us.
     Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
     1. Each of the Oklahoma Guarantors has been duly incorporated, formed or organized, as the case may be, and is an existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of Oklahoma.
     2. The Indenture has been duly authorized, executed and delivered by each of the Oklahoma Guarantors.
     3. The Guarantees have been duly authorized by each of the Oklahoma Guarantors.
     This opinion is based on and limited to the laws of the State of Oklahoma and the relevant federal law of the United States of America. We express no opinion with respect to the law of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Exchange Notes” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
     We understand that Bracewell & Giuliani LLP intends to rely upon this opinion for purposes of the opinion such firm expects to deliver in connection with the Registration Statement, and we hereby consent to such reliance as though this opinion were addressed to such firm.

Very truly yours,

/s/ CONNER & WINTERS, LLP
CONNER & WINTERS, LLP

SCHEDULE I
Oklahoma Guarantors

State of Incorporation or
Name of Subsidiary	Formation	Type of Entity
Pardril, Inc.	Oklahoma	Corporation

Parker Aviation Inc.	Oklahoma	Corporation

Parker Drilling Company of Niger	Oklahoma	Corporation

Parker Drilling Company of Oklahoma, Incorporated	Oklahoma	Corporation

Parker Drilling Company of South America, Inc.	Oklahoma	Corporation

Parker Drilling Offshore USA, L.L.C.	Oklahoma	Limited liability company

Parker Technology, Inc.	Oklahoma	Corporation

Parker Tools, LLC	Oklahoma	Limited liability company

Parker USA Resources, LLC	Oklahoma	Limited liability company

PD Management Resources, L.P.	Oklahoma	Limited partnership

Quail Tools, L.P.	Oklahoma	Limited partnership

Quail USA, LLC	Oklahoma	Limited liability company